Exhibit j

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Domini Investment Trust

We hereby consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for the Domini International Opportunities Fund.

/s/ KPMG LLP

Boston, Massachusetts

November 24, 2020